EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2018

Willimantic, Connecticut — February 27, 2019. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company for Savings Institute Bank and Trust Company (the “Bank”), reported net income of $1.5 million, or $0.13 diluted earnings per share, for the quarter ended December 31, 2018 versus a net loss of $1.6 million, or $0.13 diluted loss per share, for the quarter ended December 31, 2017. The Company reported net income of $9.6 million, or $0.80 diluted earnings per share, for the year ended December 31, 2018 compared to $5.2 million, or $0.44 diluted earnings per share, for the year ended December 31, 2017.

Excluding pre-tax costs of $1.1 million associated with the pending merger with Berkshire Hills Bancorp, Inc. ("Berkshire"), the Company would have reported net income of $2.4 million and $10.4 million, or $0.20 and $0.88 diluted earnings per share, for the quarter and year ended December 31, 2018, respectively.(1) The Company anticipates the merger with Berkshire to be completed in the second quarter of 2019, subject to regulatory and shareholder approvals and other customary closing conditions. The net loss for the quarter and lower net income for the year ended December 31, 2017 was related to a charge to income tax expense of $4.0 million as a result of the revaluation of the Company's net deferred tax asset due to the passage of the Tax Cuts and Jobs Act on December 22, 2017, which reduced the corporate income tax rate from 35% to 21%. This charge was recorded as additional income tax expense in the Company's statement of income for the quarter ended December 31, 2017. Excluding the aforementioned charge to income tax expense in 2017, the Company would have reported net income of $2.4 million and $9.2 million, or $0.20 and $0.77 diluted earnings per share, for the quarter and year ended December 31, 2017, respectively.(1)

Net interest income increased $804,000 to $11.7 million and $2.2 million to $45.1 million for the quarter and year ended December 31, 2018, respectively, compared to the same periods in 2017. Higher net interest income was due to increases in the average balance of loans and the average yield earned on loans and other interest-earning assets and a decrease in the average balance of borrowings, partially offset by a higher average balance of deposits, increases in the average rates paid on deposits and borrowings and a decrease in the average balance of other interest-earning assets.

The provision for loan losses increased $961,000 and $2.5 million for the quarter and the year ended December 31, 2018, respectively, compared to the same periods in 2017. The increase was primarily due to increases in nonperforming loans, net loan charge-offs and reserves for impaired loans and an increase in commercial loans, which carry a higher degree of risk than other loans held in the loan portfolio. At December 31, 2018, nonperforming loans totaled $9.8 million, compared to $6.4 million at December 31, 2017, resulting from increases in nonperforming multi-family and commercial real estate and residential real estate loans of $1.6 million and $1.3 million, respectively. Net loan charge-offs were $666,000 and $795,000 for the quarter and year ended December 31, 2018, respectively, consisting primarily of commercial business loan charge-offs. Net loan charge-offs for the quarter and year ended December 31, 2017 were $43,000 and $147,000, respectively.

Noninterest income increased $109,000 and $78,000 to $2.6 million and $11.2 million for the quarter and year ended December 31, 2018, respectively, versus the comparable periods in the prior year primarily due to increases in service fees and other noninterest income, offset by decreases in fees from mortgage banking activities and wealth management fees. Service fees increased $181,000 and $233,000 for the quarter and year ended December 31, 2018, respectively, compared to the same periods in 2017, primarily due to a higher volume of overdraft and electronic banking charges. Other noninterest income increased $140,000 and $534,000 for the quarter and year ended December 31, 2018, respectively, primarily due to swap fees from interest rate swap agreements of $124,000 and $781,000 and profit distributions from our investment in three small business investment companies of $55,000 and $127,000 for the quarter and year ended December 31, 2018, respectively. Other noninterest income in 2017 included a pre-tax gain of $795,000 on the sale of the Company's trust and asset management business in May 2017. As a result of the sale, wealth management fees decreased $7,000 and $523,000 for the quarter and year ended December 31, 2018, respectively, compared to the same periods in 2017. Fees earned from mortgage banking activities decreased $219,000 and $458,000 for the quarter and the year ended December 31, 2018, respectively, due to decreased volume on residential fixed-rate loan sales.

Noninterest expenses increased $1.4 million and $1.3 million for the quarter and year ended December 31, 2018, respectively, compared to the same periods in 2017. Contributing to the increase in noninterest expenses were pre-tax merger-related transaction costs of $1.1 million for both the quarter and year ended December 31, 2018, associated with the pending merger with Berkshire. Salaries and employee benefits increased $448,000 and $861,000 for the fourth quarter and the year ended December 31, 2018, respectively, as compared to the same periods in 2017, primarily attributable to an increase in salaries and related compensation, benefits and taxes. Marketing expenses increased $122,000 and $208,000 for the quarter and year ended December 31, 2018, respectively, due primarily to focused commercial banking and cash management marketing initiatives. Compared to the same periods in 2017, other real estate operations decreased $243,000 and $456,000 for the quarter and year ended December 31, 2018, respectively, due to lower holding costs related to the other real estate properties and the sale of five foreclosed properties held by the Bank during 2018. Professional services decreased $14,000 and $219,000 for the quarter and year ended December 31, 2018, respectively, primarily due to a decrease in legal expense, partially offset by an increase in audit fees.
Total assets increased $68.9 million, or 4.4%, to $1.65 billion at December 31, 2018, principally due to increases of $75.4 million in net loans receivable and $4.4 million in cash and cash equivalents, offset by a decrease of $10.2 million in available for sale securities. The higher balance of net loans receivable reflects increases in multi-family and commercial real estate loans of $86.9 million, construction loans of $14.6 million, medical loans of $9.7 million, condominium association loans of $8.8 million and other commercial business loans of $8.7 million, offset by decreases in SBA and USDA guaranteed loans of $21.0 million, residential real estate loans of $12.9 million and time share loans of $11.1 million. Compared to 2017, commercial real estate and commercial business loan originations increased $105.3 million and $6.3 million, respectively, while residential real estate and consumer loan originations both decreased $5.0 million during 2018. The decrease in available for sale securities during 2018 was due to maturities used to fund loan growth.

Total liabilities increased $65.2 million, or 4.6%, to $1.48 billion at December 31, 2018. Deposits increased $80.0 million, or 6.6%, during 2018 due to increases in certificates of deposit of $69.6 million and noninterest bearing deposits of $29.2 million, offset by decreases in NOW and money market deposits of $10.5 million and savings accounts of $8.3 million. Deposit growth remained strong due to competitive products offered and cash management initiatives. The increase in deposits was offset by a decrease of $18.3 million in borrowings, from $178.3 million at December 31, 2017 to $160.1 million at December 31, 2018, resulting from repayments of Federal Home Loan Bank advances with funds from excess deposits.

Total shareholders’ equity increased $3.6 million from $168.5 million at December 31, 2017 to $172.1 million at December 31, 2018. The increase in shareholders' equity was attributable to net income of $9.6 million, offset by an increase in the net unrealized loss on available for sale securities of $704,000 (net of taxes), and dividends declared of $2.8 million. At December 31, 2018, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“Deposit and loan growth during 2018 continued to drive performance as core banking results once again improved year over year. These improvements reflect management’s efforts in key areas such as growing low-cost demand deposits, reducing wholesale funding and expense control as evidenced by a slightly higher net interest margin and a lower efficiency ratio," commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-three branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Non-GAAP Financial Measures
We believe that certain non-GAAP financial measures provide investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on what we believe are our operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. We, as well as securities analysts, investors and other interested parties, use these measures to compare peer company operating performance. We believe our presentation and discussion, together with the accompanying reconciliations, provide a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

(1)The table below presents a reconciliation of net income (loss) and earnings (loss) per share to shareholders, excluding the tax-affected transaction costs related to the pending merger with Berkshire for the quarter and year ended December 31, 2018 and the revaluation of the deferred tax asset for the quarter and year ended December 31, 2017.

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in Thousands, Except Per Share Data / Unaudited)	2018	2017	2018	2017
Net Income (Loss):
Net income (loss) - GAAP basis	$1,501	$(1,563)	$9,565	$5,242
Merger-related transaction costs (after tax)	858	—	858	—
Revaluation of deferred tax asset	—	3,969	—	3,969
Net income - Non-GAAP basis	$2,359	$2,406	$10,423	$9,211

Earnings (Loss) Per Share:
Diluted as reported - GAAP basis	$0.13	$(0.13)	$0.80	$0.44
Merger-related transaction costs (after tax)	0.07	—	0.08	—
Revaluation of deferred tax asset	—	0.33	—	0.33
Diluted adjusted - Non-GAAP basis	$0.20	$0.20	$0.88	$0.77

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	December 31,	December 31,
(Dollars in Thousands / Unaudited)	2018	2017

ASSETS
Noninterest-bearing cash and due from banks	$17,433	$16,872
Interest-bearing cash and cash equivalents	70,496	66,614
Securities	156,495	167,545
Loans held for sale	1,915	835
Loans receivable, net	1,312,565	1,237,174
Bank-owned life insurance	34,633	33,726
Premises and equipment, net	19,552	19,409
Intangible assets	16,291	16,893
Deferred tax asset	6,921	6,412
Other real estate owned, net	720	1,226
Other assets	12,806	14,250

Total assets	$1,649,827	$1,580,956

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$1,288,031	$1,208,047
Borrowings	160,084	178,342
Other liabilities	29,584	26,086
Total liabilities	1,477,699	1,412,475

Shareholders' equity	172,128	168,481

Total liabilities and shareholders' equity	$1,649,827	$1,580,956

SELECTED OPERATING DATA:

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in Thousands / Unaudited)	2018	2017	2018	2017

Interest and dividend income	$15,499	$13,638	$58,171	$53,987
Interest expense	3,833	2,776	13,048	11,081
Net interest income	11,666	10,862	45,123	42,906

Provision for loan losses	1,121	160	3,143	661
Net interest income after provision for loan losses	10,545	10,702	41,980	42,245

Noninterest income	2,607	2,498	11,239	11,161
Noninterest expenses	11,209	9,772	41,065	39,795
Income before income taxes	1,943	3,428	12,154	13,611

Income tax provision	442	4,991	2,589	8,369
Net income (loss)	$1,501	$(1,563)	$9,565	$5,242

SELECTED OPERATING DATA - Concluded:

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2018	2017	2018	2017

Earnings (loss) per share:
Basic	$0.13	$(0.13)	$0.81	$0.44
Diluted	$0.13	$(0.13)	$0.80	$0.44

Weighted average shares outstanding:
Basic	11,742,170	11,886,618	11,809,898	11,859,401
Diluted	11,809,806	11,886,618	11,890,034	11,926,519

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in Thousands, Except Per Share Data / Unaudited)	2018	2017	2018	2017

Selected Performance Ratios (1):
Return (loss) on average assets	0.36%	(0.39)%	0.60%	0.33%
Return (loss) on average equity	3.46	(3.59)	5.61	3.09
Interest rate spread	2.73	2.71	2.76	2.69
Net interest margin	3.03	2.92	3.01	2.89
Efficiency ratio (2)	78.53	73.14	72.86	73.60

Asset Quality Ratios:
Allowance for loan losses			$14,682	$12,334
Allowance for loan losses as a percent of total loans (3)			1.11%	0.99%
Allowance for loan losses as a percent of nonperforming loans			149.54	192.60
Nonperforming loans			$9,818	$6,404
Nonperforming loans as a percent of total loans (3)			0.74%	0.51%
Nonperforming assets (4)			$10,538	$7,630
Nonperforming assets as a percent of total assets			0.64%	0.48%

Per Share Data:
Book value per share			$14.28	$13.76
Less: Intangible assets per share (5)			(1.35)	(1.38)
Tangible book value per share (5)			12.93	12.38
Dividends per share			$0.24	$0.20

(1) Quarterly ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment losses on securities.

(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $16.3 million and $16.9 million at December 31, 2018 and 2017, respectively.

CONTACT:
Catherine Pomerleau, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514